Bell Microproducts Conference Call Transcript
Event Date/Time: Sep. 16. 2009 / 3:00PM GMT

Operator
Thank you for standing by. Welcome to the Bell Microproducts conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. (Operator Instructions).

I would now like to the turn the conference over to Bill Meyer, Chief Financial Officer. Please go ahead.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Thank you, Erin. And good morning everyone. Thanks for joining us today to review the Company's first and second quarter 2009 financial results included in the two Form 10-Qs that we filed yesterday. We'll keep our remarks fairly brief, and then take your questions. Please note that the information discussed in this call speaks only as of today, September 16th, 2009. Statements made during this conference call that are not historical facts, including statements accompanied by words such as will, believe, anticipate, expect, estimate, or similar words are forward-looking statements within the meanings of Private Securities Litigation Reform Act of 1995. These statements are based on management's estimates and assumptions as of the date of this call and are not guarantees of future performance. Actual results may differ from those expressed or implied by these statements as a result of uncertainties, and other factors including the factors described in the Company's Form 10-K for the year ended December 31, 2008, and the Company's Form 10-Qs for the three month periods ended March 31 and June 30, 2009. Bell Micro cautions you not to place undue reliance on these forward-looking statements. I'll now turn the call over to Don Bell.

Don Bell - Bell Microproducts, Inc. - CEO, President

Thanks, Bill. We're pleased today to announce that we filed the Forms 10-Q for the first and second quarter of 2009. The long-awaited Qs. For the first time in nearly three years, we're up-to-date in our filings. This is the culmination of a lengthy process that has taken us almost three years, we have restated our operating results from 1997 to 2006. And we completed that last December. And then we filed our 2007 and 2008 10-Ks on June 30th and we today have filed our 10-Q reports for Q1 and Q2, that bring us current with all of our outstanding financial statements.

Getting these documents on file has been a critical step to rebuilding our financial credibility as well as reducing the extraordinary costs we've experienced recently. We can now focus fully on business opportunities and growth initiatives. I'll talk more later about where we are as a Company. We'll start first with Bill Meyer, our CFO, with the Q1 and Q2 financial results.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Okay. Thanks, Don.

Yesterday, we reported our operating results for the first and second quarters of 2009. We had previously disclosed preliminary net sales results and our actual net sales were in line with those estimates. Consolidated net sales for the second quarter of 2009 were $704 million, a 2% sequential decline from the first quarter, and a 25% decline from the second quarter of the prior year.  First quarter net sales were $715 million, a 7% sequential decline from the fourth quarter of 2008. Year-to-date net sales through June of this year were just over $1.4 billion, down 26% from the first six months of 2008. Significantly impacting our first half results compared to 2008 was the relative weakening of the US dollar, primarily against the Sterling and the Euro. Excluding the effects of these currency changes, 2009 year-to-date results through June were down 16% from the prior year.

On a GAAP basis, we reported a second quarter 2009 net loss of $3 million or $0.10 a share compared to first quarter 2009 net loss of $4 million or $0.13 a share and a second quarter 2008 net loss of $8.8 million or $0.27 a share. Included in these net losses are a few things of note. First, professional fees have been significantly higher than typical, due to our restatements and our efforts to regain SEC compliance. Secondly, we have retrospectively adopted FASB staff position APB 14-1 as of the first of January which has required us to record more than $2 million of incremental non-cash interest expense each quarter, based upon bifurcating our convertible debt between the debt and the conversion feature. We've calculated a presumed discount on the debt, upon its issuance in March 2004 and we're amortizing the debt discount through March 2011, the date of the first put option on the debt.

Thirdly, we recognized income in the first two quarters of 2009 based upon trade settlements with customers and vendors, mostly related to credits that were identified during our restatement process. Excluding the non-cash interest expense recorded under APB14-1, the trade settlement credits that we consider to be nonrecurring, and the incremental professional fees above typical spending levels, along with a few other smaller items that are on our press release, we generated non-GAAP net income of $464,000 during the second quarter of 2009, down from non-GAAP income of $3.4 million in the first quarter, and $3.6 million in the second quarter of 2008. The decline in non-GAAP income in the second quarter was due to two factors. Margins were down due to a seasonal decline in sales and product mix, and the first quarter included currency gains of nearly $2 million that did not recur in the second quarter.

Gross margins for the second quarter excluding the effect of the trade settlement credits were 9.1%, down from 9.5% in the prior quarter and 9.3% in the second quarter of 2008. Sales generated by our higher margin single tier businesses, ProSys, TotalTec, and Rorke, were 14% of total sales in the second quarter of 2009, down from 16% in the second quarter of 2008 due to relative strength in distribution in the most recent quarter. We're projecting a net sales increase in the current third quarter of approximately 8 to 11%. Excluding the trade settlement credits mentioned earlier, our second quarter 2009 margins as mentioned were approximately 9%. And we're currently forecasting a third quarter margin decline of between 40 and 60 basis points, due to the impact of some large single orders and some uncertainties we're seeing in our third quarter rebates.

As discussed on prior calls, we significantly reduced operating costs in early 2009 through headcount reductions and significant cuts in discretionary spending. SG&A costs, excluding professional fees, were $57.3 million in the first quarter, down 22% from the fourth quarter costs of $73.3 million. And we reduced SG&A costs another 4% in the second quarter, to $55.3 million. We're expecting SG&A cost to be flat slightly up in the third quarter due to increased variable costs on the higher sales volume, partially offset by an expense reduction anticipated due to the reduced value of a ProSys price protection liability. We are projecting a reduction in professional fees in the third quarter of greater than 70%, or greater than $7 million.

Interest costs in the most recent quarter were $8.3 million, unchanged from the prior quarter but down 9.5% from the $9.2 million recorded in the second quarter of the prior year due to lower borrowings. In part because of the adoption of APB14-1 mentioned earlier, we've recorded interest charges in the most recent quarter of $3.3 million, from the amortization of the debt discount, debt issuance costs, amortization and the amortization of waiver fees paid in prior quarters. Excluding non-cash amortization charges, our interest costs were $5 million in the most recent quarter. We recorded an income tax provision in the first two quarters of 2009 as we generated a pretax loss in the US, for which we provided a full valuation allowance and we generated pretax income in certain jurisdictions without valuation allowances.

An important point on US taxes. We reported in our 2008 10-K that we believe we likely had an ownership change under the Internal Revenue Code, section 382. And that we would have significant limitations imposed on our ability to utilize US net operating loss carry-forwards in future periods. Subsequently, we determined that this ownership change likely did not occur.  As certain reporting stockholders were actually multiple stockholders, that could be excluded from the required calculations, and, therefore, we believe there's up to an additional $28 million available to offset future US taxable income. Because we maintain a full valuation allowance on the related US deferred tax assets this only impacted our footnote disclosure and not our income statement.

Turning to the balance sheet, total debt as of June 30, 2009 was $315 million, down 18% from year end. Debt, net of cash, was down 20% to $288 million. Note that our debt includes $37 million outstanding under a flooring facility at our ProSys subsidiary, which is a non-interest bearing facility and which functions much like vendor financing. These significant reductions in our outstanding debt were due to cash generated from operations of $85 million in the first half of 2009.

Working capital, defined as current assets minus current liabilities, increased 11% to $129 million due mostly to the positive impacts of currency. Cash conversion cycle declined from 46 to 41 days, due mostly to increases in vendor financing in the form of accounts payable. Accounts receivable declined 7% to $405 million, and inventory declined 6% to $217 million. Both days sales and outstanding and on-hand inventory increased a day, AR went from 52 to 53 days an inventory went from 31 to 32 days. Bad debt charges in the first six months of 2009 remained flat as a percentage of sales compared to the same quarter the prior year at approximately 29 basis points.

A few final comments on the process that we ended with our 10-Q filed yesterday. First of all, I want to thank, pass along my sincere thanks to the many Bell employees and third parties who gave some much to diligently work through the challenges.  Without your dedication to the Company and the goal of getting back to quarterly filings, we wouldn't be here with this accomplishment behind us. Consistent with our prior comments, we continue to have internal control issues to address later this year, and into early 2010, but we do consider these 10-Q filings to be a big milestone in our goals of publishing timely financial information and in rebuilding investor confidence.

I'd now like to turn it back over to Don.

Don Bell - Bell Microproducts, Inc. - CEO, President

Thanks, Bill. We're pleased to have completed the challenging process, and we can now return the attention of management to growing the business profitably. Process has been thorough, and we've made significant improvements to our financial controls and processes, and we do plan to resume our regular on-time quarterly filing schedule for the third quarter.

And I would like to comment on our experience in the market recently. I would like to apologize by the way for getting the press release out so late last night. It seems that we released it much earlier. They had trouble formatting it. It was so long, they said. And, but we wanted to put as much information in it as we could.

We have seen some relative overall improvement in demand in Q3. And while the quarter is certainly not over yet, we do see some strengthening in several markets. Demand for disc drives has improved. Supply is short on some products and the market is still below last year's levels, but it is better. The demand for enterprise products has held up reasonably well also.

End user demand from our ProSys division and related companies has been good and that's been driven somewhat by large customer orders. The European currencies are still changing against the dollar and are strengthening as the dollar weakens again. And the Company experienced some large foreign currency fluctuations in 2008 and in 2009 that affected reported results, particularly in the second half of the year, and this has continued into 2009. The year-to-date through June, our total sales are down from $1.9 billion in 2008 to $1.5 billion in 2009 and of this $500 million decline, $200 million or 40% of the decline was due to changes in currency exchange rates. We're now seeing a little positive impact in Q3 relative to Q2 in the currency transactions but it's not that large.

The North American market, let's talk about each one of the markets, has been challenging. The economy deteriorated in the last half of last year and early 2009. It's now improving, and we're concentrating on expanding our products and services in our higher margin product lines, and customers in North America. Value added demand is improving some.

In Latin America, we're experiencing a more stable market with some rebound from a currency-driven difficult fourth quarter of 2008. With currencies a bit more stable than they've been, we're optimistic about medium term growth from promising regions such as Chile and Brazil. We made a press release this morning to announce the appointment of Pablo Suarez to the position of President for Latin America. Pablo joined us yesterday, replacing Lou Leonardo, who left the Company.

In this new position, Pablo will oversee all the aspects of our business opportunities in Latin America, reporting directly to Graham Watt, our President of Worldwide Distribution for Bell Micro and for the past 15 years, Pablo has had several management roles within Ingram Micro, including posts in Europe, and Latin America and the US. Most recently he served as Vice President and Managing Director for Ingram Micro's UK operations. Prior to that, he was Managing Director for Ingram Micro's Miami Export Group in Miami, Florida and Ingram's operations in Peru. Before that he ran Argentina for Ingram Micro, and also managed purchasing at Ingram Micro's corporate headquarters in Southern California. So Pablo is a key addition to the company as a whole, and particularly our operations in Latin America. And we expect to continue to expand Bell Micro's position in the region and to serve our really diverse customer base better in Latin America and Central America.

A few comments on Q3. Bill mentioned that we do expect to have an increase of 8 to 11% sequentially. We're certainly in the heavy part of the quarter now as we enter the last two weeks of the quarter. Our best forecast at this time is to be in the sales range of $760 million to $780 million. Again, up 8 to 11% from Q2. Down 14% from the same period a year ago. Again, with some currency changes in there. This will be the highest quarter sales this year, about equal or better than Q4. We are encouraged by that.

The strong sales performance is particularly driven by ProSys and our North American distribution group. And the margin for quarter 3 is challenged relative to the first half by the nonrecurrence of certain one-time aspects in the first half, volume pressures, particularly in Latin America and Europe, where we've got a very competitive marketplace, and uncertainty in the rebate generation from our suppliers as we look at overall business, and we don't know what the rebates will turn out to be for the quarter.

Now, we don't anticipate that that would go forward out of Q3 into Q4. We think that those are not so much issues in Q4. And we plan to execute on programs in all regions to enhance margins and combat some of the downward pressures that we're presently experiencing. So becoming current with the SEC's filings was a prerequisite to relisting our shares, and although it's one of only several criteria that we have to meet, we'll try, now that we are current in our SEC reports, to move from the Pink Sheets to the Bulletin Board.

We'll be working to move to NASDAQ or another exchange as soon as we're eligible. NASDAQ currently requires that a new listing trade at a minimum of $4 a share for 10 days I believe it is. While existing listings must stay above $1 a share. While we're currently subject to the $4 bid before relisting, since we are a previous listing, we're asking them and petitioning them for a waiver to this requirement. And we'll keep you appraised of our progress in that area.

I also want to thank the many diligent Bell Micro Employees who have contributed to the resolution of these issues and all of our other employees for their continued execution during a challenging period and I want to thank you, our shareholders, vendor partners, our lenders, and our customers for your patience and positive support through this time period. We're actively focused on executing our business plan. We continue to build our customer and supplier relations. And we do expect the industry to remain challenging, but we're committed to driving improved operating results going forward. So we are deeply committed to the success and future growth of Bell Microproducts.

So this concludes my prepared comments. I'd like to open it up for questions. We do have Bill Meyer, here. We also have Graham Watt, who is President of our Distribution Group, who is joining us by telephone from Europe. Operator, if there are any questions, we'll take them now.

QUESTIONS AND ANSWERS

Operator

Thank you, sir. We will now begin the question-and-answer session. (Operator Instructions). Our first question is from Brian Alexander from Raymond James. Please go ahead.

Brian Alexander - Raymond James - Analyst

Thanks, good morning, and congratulations for getting the filings done. Just want to touch a little bit on the revenue outlook, 8 to 11% up sequentially is certainly well above your historical seasonal rate. I know you talked about some strengthening in various areas. You have some large orders which sounded like they were primarily on the ProSys side of the business. So on those large orders, how much of an impact are those orders having on your sequential growth and if you could just talk a little bit more about what those orders are for, whether that's more server or storage related and then just expand on your color by product segment and geography because it sounds like a lot of the strength you're seeing, if I heard your comments correctly, is from the North American side and less so from Europe.

Don Bell - Bell Microproducts, Inc. - CEO, President

The upsides -- of course I mentioned that the drive business was better. It's been declining and the quarter's not over yet but we expect it to be a little higher this quarter. We've seen the strength in the -- certain of the enterprise products, but they've been more in the very high end computer and storage systems, from major customers. That end of the business has been strong here in the US. I'll let Graham comment a little bit about the European market.

Some of the large orders, you get a little lower margin than normal or than average on those, but if I'm not mistaken, I believe that we're seeing sequential growth in essentially most of our major businesses. I think every single region is coming in with sequential growth from Q2. And we take that as a good sign. Graham, you want to comment on the European market?

Graham Watt - Bell Microproducts, Inc. - President, Distribution Group

yes, well, I could maybe give a bit of color there. Good morning to you all. I think in terms of Latin America, we've seen – you asked specifically about Europe, but I'll make a comment or so. North America, as Don already said, we're seeing quite some pickup in the market generally and particularly around our value add business where we're building and integrating storage and service solutions on behalf of some of our major OEM customers. In Europe the demand is good. Some of the impact that we're seeing sequentially is around the strengthening pound and Euro versus US dollar. So there is currency -- a level of currency impact quarter-to-quarter in Europe.

And Latin America, we've had to date a kind of patchy quarter. Demand, again, remains strong. It's reasonably flat quarter-to-quarter in Latin America specifically. But we are seeing business pick up quite nicely towards the back end of the quarter. And demand, maybe one other comment, demand in Europe, we're seeing continuing good growth in demand on the enterprise side, so I'm talking about the server, storage, high end software, some of the services and security business.

One of the challenges we've got in forecasting is that there's a good funnel in place for that business and it's a question of whether we can close the funnel out between now and the end of the quarter. So, but generally demand is pretty good all around.

Brian Alexander - Raymond James - Analyst

So just to follow up on that. It sounds like the strength you've seen in sales around the world have been fairly consistent throughout the quarter, so the question would be when you look out to Q4, can we expect Q4 to grow at a seasonal rate sequentially, which I think historically is around 9 or 10%? Or are some of these large orders that you're getting in the third quarter going to cause the fourth quarter sequential growth to come in a little bit less than historical season?

Don Bell - Bell Microproducts, Inc. - CEO, President

I'll take that one. This is Don. We really don't know about the fourth quarter, Brian, and we haven't spent a lot of time forecasting it. Our feeling is that the seasonality in the fourth quarter will be there, and we don't know whether it's normal seasonality or not. I think so much depends on this global economy. Certainly, any time you have a step function increase in your business levels, it does make the next quarter comparables a little tougher, but -- so I don't know that we'll have a normal 5 or 8% up in Q4 or not. It's a little too early to be forecasting that, but certainly overall, we've gotten some improvements in the business.

Brian Alexander - Raymond James - Analyst

Sure. Fair point. So just on the rebate uncertainty, just want to get a little bit more color on that. Is that coming from many vendors or is that coming from a few significant vendors? You haven't highlighted that in the past, and I'm just curious why there's rebate uncertainty affecting margins more so now, given that you're actually seeing sales upside, it sounds like, pretty universally in your business.

Don Bell - Bell Microproducts, Inc. - CEO, President

Graham, you want to do that or you want me to.

Graham Watt - Bell Microproducts, Inc. - President, Distribution Group

I'll make a quick couple of comments, Brian. I think there's a couple of impacts. One is that in some areas, I think Don touched on it, there's -- the business is lacking certainty of supply around the components and hard drive business. So while demand is good, again, there's a question of how much will ship between now and quarter end in those areas. And we expect that where there are supply constraints in play today, across the market for all players, we expect a lot of that, a lot of that will disappear in Q4 which may partly answer your other question.

I think the other point is that when the market, as it has done this year, represents has an inherent level of uncertainty quarter-to-quarter, just based on people not quite knowing what the market's going to do, what we find is that typically my manufacturing partners will set targets that are higher, not lower, than perhaps we think are realistic. So the process we're going through is maximizing our performance with the key vendors, there's probably 6 to 10 vendors that generate 90% of our rebates so we're only talking about a small amount small -- a lot of business but a small collection of vendors. Our rebate generation in the quarter will dependent on our performance and negotiations in the back ends of the quarter and a that's what's leading to the uncertainty.

Don Bell - Bell Microproducts, Inc. - CEO, President

It is uncertainty. It's not knowing that they'll be down. We're just saying we're still in the quarter. We don't normally talk at this time of the quarter.

Brian Alexander - Raymond James - Analyst

Right.

Don Bell - Bell Microproducts, Inc. - CEO, President

But we're just trying to give you the best perspective we can as we're apprehensive about at this point.

Brian Alexander - Raymond James - Analyst

Final one and I'll get back in the queue. You guys are kind enough to provide profitability by segment, and I know that's reported on a GAAP basis, and I know we can't get a pure non-GAAP version of that, but maybe it would be helpful to give us some perspective on the charges and where those get captured. It would seem like the majority of those charges get captured in the US distribution segment. So I just wanted to confirm that, Bill, if that's the case because then we could do our own math on what the pro forma segment margins.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Brian, that's basically right. The only exceptions to that, if you take a look at the non-GAAP table that we provided, are a couple of the smaller items, the contingent put option is process related and intangible amortization is primarily process, and stock-based compensation would be spread across the different groups. But those are just about the three smallest numbers on -- at least for the most recent quarter.

Brian Alexander - Raymond James - Analyst

Great. Thank you and congrats again.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Thanks, Brian.

Operator

Thank you. And our next question is from the line of Jordan Teramo from Brigade Capital. Please go ahead.

Jordan Teramo - Brigade Capital - Analyst

Can you talk about where things stand with the Western facility, given the September 2010 maturity, what's the status of I guess extending or refinancing that with a new facility or something like that. And then after that, your thoughts on the convertible bonds that are -- the put in March 2011.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes, Jordan, this is Bill. Both of the facilities that you mentioned are a bit of a work in process at this point. So the Western facility does expire in a year. We've had some preliminary discussions, although nothing definitive. The preliminary discussions are positive and we believe that the facility will get extended.

It's not a burning issue for us but it is something that we hope to get addressed in the next quarter or two and I think the same story basically applies with the convertible debt, that has a put option in a little bit over a year and-a-half and so we're in the process of exploring alternatives of different ways to deal with it. I would look for us to come up with something definitive on that, probably earlier in the year next year, and we're starting to work on it now. It's not something that we want to wait too long on. But we're not sure exactly what that would look like. Certainly, the underlying value of our stock has changed a lot in the recent weeks, but we're hopeful that we can work out something to deal with that put date.

Jordan Teramo - Brigade Capital - Analyst

Thank you.

Operator

Thank you. And our next question is from the line of Richard Fullerton from Fullerton Capital. Please go ahead.

Richard Fullerton - Fullerton Capital - Analyst

Wanted to just try to flush out further the vendor rebate issue. I'm curious if you could possibly bracket the possible margin declines in terms of are we talking about a 1% fluctuation or how much uncertainty is there and -- I'm fairly new to the story, so I want to try to get some better understanding on -- ?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Sure, Richard. As you look at our second quarter, we would factor out to get sort of a true baseline on the second quarter would factor out those trade settlements that are in there. That would give a 9.1% baseline for the second quarter and we said we see a decline in that, in part because of uncertainties on rebates, a decline of 40 to 60 basis points.

Richard Fullerton - Fullerton Capital - Analyst

So 8.5 to 8.7 baseline.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes.

Richard Fullerton - Fullerton Capital - Analyst
Okay. I know it's early, but if you look to next year in your talks with the key vendors and so forth, do you sense that there's any sort of structural change in vendor rebate negotiations or if we look to the last five years, ten years of the Company, the rebate situation would be basically consistent with the past?

Don Bell - Bell Microproducts, Inc. - CEO, President

Richard, this is Don. We don't see any long-term changes. We think that this is not an impact even for Q4. We do think -- we're seeing in the marketplace competitive conditions, particularly as we're continuing the recession. We think that the selling margin will be better as we move forward with less competition or at least we certainly hope so, and believe so. But we think the rebate thing is just a short-term issue. We see no fundamental changes in the structure or anything of the -- of any significance in the supplier structure. So –

Richard Fullerton - Fullerton Capital - Analyst

Okay. Great. And just one further clarification. Did you mention that six vendors account for about 90% of that rebate or was that six to 10?

Graham Watt - Bell Microproducts, Inc. - President, Distribution Group

That was my comment and I'm talking at quite a high level here. I think -- I mean, I don't have the numbers right here in front of me, but I think there's let's say eight to ten vendors are probably generating 80% of our total rebate. Would you agree with that, Bill? Something in that region.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes.

Richard Fullerton - Fullerton Capital - Analyst

Okay. Great. Thanks a lot, guys.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Thank you.

Graham Watt - Bell Microproducts, Inc. - President, Distribution Group

Thank you.

Operator

Thank you. And our next question is from the line of [John Evans from Edmonds White Partners]. Please go ahead.

John Evans - Edmonds White Partners - Analyst

My question got answered on the debt side. Thank you so much.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Thank you.

Operator

Thank you. (Operator Instructions). And our next question is from the line of Brian Alexander from Raymond James. Please go ahead.

Brian Alexander - Raymond James - Analyst

Can you guys just talk about the opportunity to continue to improve working capital and whether you have specific targets for trade cycle? You've done a good job so far. I just want to get a sense for how that might help cash flow going forward.

Don Bell - Bell Microproducts, Inc. - CEO, President

Okay. I'll take that one, Brian. We have done an excellent job I think as a Company in improving the utilization of working capital, which means we had some areas that we needed to improve in and we believe we have some other things that we can do to continue to improve working capital. You can always manage your inventories a little better and manage your receivables a little better. Our target's in the high 30s in terms of the cash conversion cycle. Run a little bit above that now, so we think we can squeeze some more working capital out of the Company by managing some details better.

Brian Alexander - Raymond James - Analyst

Okay. And then just on OpEx, sounds like most of the restructuring actions that you guys have taken are fully reflected in the current run rate of OpEx. I know that you mentioned OpEx might be up a little bit quarter on quarter but are there any other savings left to be realized and if not, should we just be thinking kind of a $55 million to $60 million range for OpEx until we get some material growth in the business?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes, so Brian, certainly cost controls is a place you never quite arrive to. So we're always looking for ways. We took some big steps early this year, so we're not currently thinking that any of those big steps are on the table. So your 55 to 60, I guess what we said in our prepared remarks was flat to slightly up from second quarter, which was just over 55. So that would be –

Don Bell - Bell Microproducts, Inc. - CEO, President

As we grow volume, there is an incremental cost to that that reflects in OpEx and it's -- depending on what it is and where it is, that incremental expense is 2 to 4% of sales and so that would impact -- we'll be up $70 million, $80 million from last quarter.

That will be a couple million dollars up. There's some more programs that we're doing to continue to reduce expenses. So they'll offset a bit and it will be up slightly, flat to up slightly. There are some other things that we are looking at in the Company that we are working on that would further reduce operating expenses. I think that's something we never quit on, and we are continuing to look at additional things in the Company that would allow us to reduce the cost, even though maybe that's offset a bit by a sales increase and gross profit increase, which would be good.

Brian Alexander - Raymond James - Analyst

And just a final one, clarification. So when you talked about the gross margins coming down 40 to 60 basis points, my original assumption was that was sequentially.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes.

Brian Alexander - Raymond James - Analyst

Is that year-over-year? Because I think a previous caller assumed it was year-over-year.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

That's sequential.

Brian Alexander - Raymond James - Analyst

So we should still be around 10%?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

No, no, sorry. So if you take a look at second quarter, is 10.5%.

Brian Alexander - Raymond James - Analyst

Right.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

We have these trade settlement items that we factored out. Those directly affected margins. So if you factor those out you get sort of a normalized 9.1% and that's the baseline we would –

Brian Alexander - Raymond James - Analyst

I see. Okay. And so beyond the September quarter, is it fair to assume that gross margin should be around 9% or better? Is that how you're thinking about it?

Don Bell - Bell Microproducts, Inc. - CEO, President

I would expect that. We really have not gone and necessarily forecasted the margins and don't want to get into the point. But that would be a normalized margin we would like to -- we'd like to hit. The mix has so much to do with that. Certain things take off and they're a little lower, then they obviously put some downward pressure and vice versa.

Brian Alexander - Raymond James - Analyst

I think your gross margins Don in Q4 and Q1 were also closer to 10% than 9. Did those all have some one-time benefits as well in.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

They did, Brian, and -- yes. So Q1 you could see the impact of the trade settlements on that.

Brian Alexander - Raymond James - Analyst

Okay.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

And yes, Q4 did have some unusual stuff too. I think Q4 was a little over 10% but I think my recollection is that the – any one-timers in there were fairly small.

Brian Alexander - Raymond James - Analyst

One of your major broad line competitors talked about needing to -- and I realize you don't compete with them in all product lines, but some you do. They mentioned they needed to perhaps get a little bit more aggressive to recapture market share. I know you mentioned earlier that the pricing environment was a little bit more competitive. I'm just trying to see if we should be tying those two together or have you seen any major change in behavior from any of your large competitors or is it just same old -- it's always competitive.

Don Bell - Bell Microproducts, Inc. - CEO, President

Graham, you want to comment on that?

Graham Watt - Bell Microproducts, Inc. - President, Distribution Group

Yes, kind of. I think, Brian, I think we're seeing some tightening up of pricing and margin pressure in Europe towards the back end of the quarter. I think I know who you're referring to. We haven't seen it coming from across the board in all markets in Europe or coming from any particular source. I think there's -- in the UK in particular, to name a country, I think we're seeing pricing getting quite keen toward the end of the quarter as people are trying to hit various volume goals. So that's one area I would highlight. I wouldn't highlight a particular competitor.

Brian Alexander - Raymond James - Analyst

Okay. Thank you very much.

Operator

Thank you. And we have a follow-up question from the line of Jordan Teramo from Brigade Capital. Please go ahead.

Jordan Teramo - Brigade Capital - Analyst

With regards to CapEx, I don't know if it was unusually low or is it generally should be about $1 million a quarter, just kind of looking forward there. Just also your expectations of where kind of cash and liquidity should be.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes. So Jordan, CapEx, yes, around $1 million a quarter is what we tend to hit these days. So that's kind of the middle of the bogie. In terms of cash flow, I think as Don pointed out, the uncertainties around Q4, growth factors going forward, certainly strong growth this quarter is a good thing for the business, but does require capital to fund it. With the uncertainties of Q4, our hope is as we get our cash conversion cycle down, that we generate enough liquidity from that to fund this growth and not use a lot of cash to grow the levels that we're talking.

Operator

Thank you. (Operator Instructions). And we have a follow-up question from the line of Richard Fullerton from Fullerton Capital.  Please go ahead.

Richard Fullerton - Fullerton Capital - Analyst

Just a quick question on the cash conversion goal into the 30s. Would that be a function of inventory days coming down, receivable days coming down or payable days going up or could you flush that out a little bit?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

I think it's all of the above, Richard. We have programs in place to maximize each and so, yes, I would look at it to come from all three.

Richard Fullerton - Fullerton Capital - Analyst

And is that sort of something you think can happen sort of in a linear fashion between now and some date, or is it sort of a target that you strive for year after year? I mean, in other words, do you have specific things you're doing today in mind to keep getting that ratio down?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Well, so I -- listen, we're at 41 days cash conversion cycle today. We're saying the high 30s. One of the messages in that is we think we're executing pretty well today, so in terms of getting the other -- bringing the other 10% out, plus or minus, we'll strive to do it straight away. Whether it takes two or three quarters, we'll see.

Richard Fullerton - Fullerton Capital - Analyst

Okay. Okay. Great. Thank you.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes

Operator

Thank you. Our next question is from the line of Louis Lubrano from BMI Capital. Please go ahead.

Louis Lubrano - BMI Capital - Analyst

Thanks. I'm just wondering, is it -- where do you think your breakeven level is these days? I mean, is 750 a quarter something that sort of breaks you even? And just to follow up, in the past, you've given us a little bit of road map as to a goal of 2% pretax. Is that -- are you more comfortable with that, based on everything you've seen?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes, Louis. So, important to point out that we've got with this adoption of this new accounting thing and all this incremental interest, we've got now over $3 million of non-cash interest charges flowing through our P&L per quarter. So that's $0.10 per share, per quarter. So in terms of breakeven points, so at 750, would -- yes, we would be better than breakeven if you exclude those non-cash charges. So it's probably in the 730 to -- 720 to 740 range, excluding those.

Louis Lubrano - BMI Capital - Analyst

And in your longer range profitable goal?

Don Bell - Bell Microproducts, Inc. - CEO, President

We have not changed the goal of achieving the 2% pretax. We've got to deal with this new accounting APB 14-1, which is the amortization of the debt of $3 million a quarter. But we have not changed that goal at all and we want to make significant progress in getting there in 2010.

Louis Lubrano - BMI Capital - Analyst

And most of that debt thing relates to the converts and what if you do something with the converts, you take one big lump sum or what?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes. So the carrying value of the converts was lowered, Louis, and so depends what we do with it. But you'd base it off – the accounting would be based off the carrying value at the time that you did what you did.

Louis Lubrano - BMI Capital - Analyst

So in six months from now if you do something with the converts, you automatically pick up $0.40 a share in earnings?

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes. Yes.

Louis Lubrano - BMI Capital - Analyst

Thanks.

Bill Meyer - Bell Microproducts, Inc. - EVP, CFO

Yes.

Operator

Thank you. (Operator Instructions). And I'm showing no further questions at this time. Please continue.

Don Bell - Bell Microproducts, Inc. - CEO, President

Okay. Well, I really want to thank you for supporting the Company through this time period. We appreciate very much your interest and support. So thank you. We're looking forward to a bright future for the Company and appreciate your continued support. So thanks very much for attending today. Good-bye.

Operator

Ladies and gentlemen, this concludes the Bell Microproducts conference call. You may now disconnect. Thank you for using ACT.